EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
Report of Independent Auditors

To the Board of Managers of
Sawgrass Fund, L.L.C.

In planning and performing our audit of the financial statements of Sawgrass Fund, L.L.C. (the "Company") for the period ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management and the Board of Managers of Sawgrass Fund, L.L.C.
and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP

New York, New York
February 15, 2001




EXHIBIT B:

SCHEDULE B
RULE 10f-3 REPORT
A.	INFORMATION REGARDING THE OFFERING AND TRANSACTION
Date of Purchase:  09/29/00
Underwriter Purchased from:  Deutsche Banc Alex Brown
Name of Issuer/Issue:  Docent, Inc. (DCNT)
Principal Amount of Offering:  8,000,000 Shares
Price/Spread:  Actual offer price $11.00/$0.77
Amount Purchased by the Fund:  16,600 shares
B.	COMPLIANCE CHECKLIST
Indicate whether the following conditions were met in
connection with the purchase of the security described in
Section A above:
1.       X     	Securities are (i) part of an issue
registered under the Securities Act of 1933 that
is being offered to the public, (ii) Eligible
Municipal Securities,  (iii) sold in an Eligible
Foreign Offering, or (iv) sold in an Eligible Rule
144A Offering.
2.       X      	The purchase for the Fund was made prior
to the end of the first full business day on which
any sales are made, and, if the securities are
offered for subscription upon exercise of rights,
on or before the fourth day preceding the day on
which the rights offering terminates.
3.       X      	The underwriting was a firm commitment
underwriting.
4.       X     	The commission, spread or profit received or
to be received by the principal underwriters was
fair and reasonable as compared to the commission,
spread or profit received by other principal
underwriters in connection with underwritings of
similar securities during a comparable period of
time.
5.      X     	Except for Eligible Municipal Securities, the
issuer has been in continuous operation for not
less than 3 years, including the operations of any
predecessors.
6.       X     	The amount of securities of any class
purchased by the Fund, alone or together within
one or more investment companies to which the
Adviser serves as investment adviser, (i) for all
offerings other than Eligible Rule 144A Offerings,
does not exceed 25% of the principal amount of the
offering of such class, and (ii) for Eligible Rule
144A Offerings, does not exceed 25% of the total
principal amount of the offering of such class
sold to qualified institutional buyers, plus the
principal amount of the offering in any concurrent
public offering.
7.       X      	The securities were not purchased
directly or indirectly from: (a) an officer,
director, Manager, investment adviser or employee
of the Fund or (b) a person of which any of the
persons noted in (a) is an affiliated person.
8.       X     	If securities were purchased from a syndicate
manager, the purchase was not part of a group sale
or otherwise allocated to the account of any of
the persons specified in 7 above.
		              09/29/00
Name:   Andrew Abrams			Date
Title:



  	Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the Exchange Act, that have received an investment grade rating from at least one NRSRO; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.